Exhibit 10.1

Effective as of 9 am Pacific Standard Time on December 13, 2022 I resign my positions as Chairman of the Board of Directors, Chief Executive Officer and any and all other offices I may hold of SYBLEU INC.

In connection with my resignation I request the cancellation of 6,112,627 common shares of SYBLEU INC. personally owned by me.

/s/David Koos

December 9, 2022

SEPARATION AGREEMENT BY AND BETWEEN DAVID KOOS AND SYBLEU INC.

WHEREAS David Koos (“Koos”) is desirous of resigning as Chairman of the Board of Directors, Chief Executive Officer and any and all other offices Koos holds of SYBLEU INC (“Sybleu”)

WHEREAS Koos has provided valuable services to SYBLEU since inception

THEREFORE IT IS AGREED AS FOLLOWS:

1)	On or before December 13, 2022 Koos shall return 6,112,627 common shares of Sybleu to Sybleu for cancellation and shall resign from any and all offices held at Sybleu
2)	On or before December 20, 2022 Koos shall be paid the amount of $10,000 USD.

This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements of the parties with respect to the subject matter hereof. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State or California. Any action to enforce this Agreement shall be brought in the state courts located in San Diego County, State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

By/s/David R. Koos

David R. Koos

Chief Executive Officer

By/s/David R. Koos

David R. Koos